UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  July 31, 2020

AEI INCOME & GROWTH FUND 25 LLC
(Exact name of registrant as specified in its charter)

State of Delaware	000-50609	75-3074973
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

30 East 7th Street, Suite 1300, St. Paul, Minnesota, 55101
(Address of Principal Executive Offices)

(651) 227-7333
(Registrant's telephone number, including area code)

___________________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
     (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
     (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule
405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities
Exchange Act of 1934 (§240.12b-2 of this chapter).
                                                                                      Emerging Growth Company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 2 – Financial Information

Item 2.01 Completion of Acquisition or Disposition of Assets.

On July 31, 2020, the Company purchased a 50% interest in a Talecris plasma facility in Dallas, Texas for $2,697,450 from Dannemann, LLC, an unrelated third party. The property is leased to Talecris Plasma Resources, Inc. under a lease agreement with a remaining primary term of 8.1 years. The lease may be renewed by the tenant for ten years. The annual rent is $182,035 for the 50% interest. The rent is scheduled to increase 3% on September 1, 2020 and 3% annually thereafter, except on September 1, 2023 there is CPI reset. The lease is a net lease under which the tenant is responsible for real estate taxes, insurance, maintenance, repairs and operating expenses of the property.

The Company purchased the property with cash received from the sale of property. The building was constructed in 2008 and is a 10,080 square foot building situated on approximately 1.6 acres of land. The freestanding retail store is located at 8057 West Virginia Drive, Dallas, Texas.

Grifols, S.A. (“GRFS”) is a Spanish multinational pharmaceutical and chemical manufacturer. Primarily, Grifols produces blood plasma-based products, a field in which it is the European leader and largest worldwide. Grifols owns and operates the largest network of plasma donation centers in the world, with more than 290 centers globally and more than 200 located in the United States. The centers in the United States are primarily named: BioMat, USA, Inc., PlasmaCare, Inc., and Talecris Plasma Resources, Inc. For the fiscal year ended December 31, 2019, Grifols Shared Services North America, Inc. (the entity guaranteeing this lease) reported a net worth of $2.8 billion and a net income of $675 million, when converted to USD. Grifols, S.A. is a public company whose stock is traded on the NASDAQ Global Select Market under the symbol GRFS and files reports with the SEC that are available on-line at www.sec.gov and on its corporate website at www.grifols.com.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(a) Financial statements of businesses acquired – Because the property is leased to a single tenant on a long-term basis under a net lease that transfers substantially all of the operating costs to the tenant, we believe that financial information about the tenant is more relevant than financial statements of the property. Financial information of the tenant is presented in the last paragraph of Item 2.01.

(b) Pro forma financial information – A limited number of pro forma adjustments are required to illustrate the effects of the above transaction on the Company’s balance sheet and income statement. The following narrative description is furnished in lieu of the pro forma statements:

2

Assuming the Company had acquired the property on January 1, 2019, the Company’s Real Estate Held for Investment would have increased by $2,697,450 and its Current Assets (cash) would have decreased by $2,697,450.

For the year ended December 31, 2019, Income from Operations would have increased $83,366 representing an increase in rental income of $182,035 and an increase in depreciation and amortization expense of $98,669. For the three months ended March 31, 2020, Income from Operations would have increased $20,842, representing an increase in rental income of $45,509 and an increase in depreciation and amortization expense of $24,667.

The net effect of these pro forma adjustments would have caused Net Income to increase from $132,780 to $216,146 and from $329,501 to $350,343, which would have resulted in Net Income of $5.33 and $6.18 per LLC Unit outstanding for the year ended December 31, 2019 and the three months ended March 31, 2020, respectively.

(c) Shell company transactions – Not Applicable.

(d) Exhibits – Not required. The property acquired represents less than 15% of the total assets of the Company as of July 31, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AEI Income & Growth Fund 25 LLC

	By:	AEI Fund Management XXI, Inc.
	Its:	Managing Member

Date: August 6, 2020	By:	/s/ KEITH E PETERSEN
Keith E. Petersen
Chief Financial Officer